UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF EARLIEST EVENT REPORTED: December 5, 2005
HELMERICH & PAYNE, INC.
(Exact name of registrant as specified in its charter)
State of Incorporation: Delaware
COMMISSION FILE NUMBER 1-4221
Internal Revenue Service — Employer Identification No. 73-0679879
1437 South Boulder Avenue, Suite 1400, Tulsa, Oklahoma 74119
(918) 742-5531

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 — Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(b) On December 8, 2005, Helmerich & Payne, Inc. (the “Company”) announced that George S. Dotson will retire from the Company effective March 1, 2006, after a career with the Company that spanned more than 35 years. Mr. Dotson began his career with the Company in 1970, and was named Vice President of the Company and President and Chief Operating Officer of Helmerich & Payne International Drilling Co., the Company’s drilling subsidiary, in 1977. In 1990, Mr. Dotson was elected to the Company’s Board of Directors. Upon his retirement, Mr. Dotson will continue to provide advisory services to the Company for a period of at least one year and will continue to serve as a Director of the Company until the expiration of his current term in March 2007.
(c) On December 8, 2005, the Company also announced that, effective March 1, 2006, following the retirement of Mr. Dotson, John Lindsay and Alan Orr will assume additional responsibilities and serve as Executive Vice Presidents for Helmerich & Payne International Drilling Co. Mr. Lindsay will become Executive Vice President, U.S. and International Operations, and Mr. Orr will serve as Executive Vice President, Engineering and Development. Both positions will report directly to the CEO.
     Mr. Lindsay, age 45, joined the Company in 1987 as a drilling engineer. He has since served in various positions including operations manager for the Company’s Mid-Continent region and division manager of U.S. Land Operations. In 1997, Mr. Lindsay was appointed to his present position of Vice President, U.S. Land Operations, for Helmerich & Payne International Drilling Co. Mr. Lindsay graduated in 1986 from the University of Tulsa, where he earned a Bachelor of Science degree in Petroleum Engineering.
     Mr. Orr, age 54, joined the Company in 1975 as a roughneck. In his 30-year career, Mr. Orr has held various supervisory positions in the Company’s domestic and international operations. In 1992, Mr. Orr was appointed to his present position as Vice President and Chief Engineer for Helmerich & Payne International Drilling Co. Mr. Orr graduated from the United States Military Academy at West Point in 1973, with a Bachelor of Science degree in General Engineering.
     Effective March 1, 2006, Messrs. Lindsay and Orr shall each receive an annual base salary of $315,000 and shall participate in the Company’s executive bonus plan and shall participate as an executive officer in the Company’s long-term incentive plan(s).
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized the undersigned to sign this report on its behalf.

HELMERICH & PAYNE, INC. (Registrant)
/s/ Steven R. Mackey
Steven R. Mackey
Vice President

DATE: December 8, 2005